EXHIBIT  21.1

                 SUBSIDIARIES OF ENERGY CORPORATION OF AMERICAN
                                ON JUNE 30, 2004


     NAME OF SUBSIDIARY                 STATE OF INCORPORATION

A&W, LLC                                    West Virginia
Allegheny & Western Energy Corporation      West Virginia
ECA Alliance, LLC                           West Virginia
ECA Holdings, L.P.                          Texas
ECA Partners, L.L.C.                        West Virginia
Eastern American Energy Corporation         West Virginia
Eastern Exploration Corporation             West Virginia
Eastern Marketing Corporation               West Virginia
Eastern Pipeline Corporation                West Virginia
Westech Energy Corporation                  Colorado
Westech Energy New Zealand                  New Zealand
Westech Energy New Zealand, LLC             Colorado


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